Registration No. 333-82119
                                               Rule 424(b)(2)

PRICING SUPPLEMENT No. 22 Dated August 1, 2000
(To Prospectus dated July 22, 1999)

                         $7,500,000,000

   H O U S E H O L D   F I N A N C E   C O R P O R A T I O N

                       Medium Term Notes

           Due Nine Months or More from Date of Issue

Principal Amount:   $780,500,000

Price to Public:    100%                Proceeds to HFC:  99.918%

Issue  Date:  August 7, 2000      Stated Maturity: August 7, 2003

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on August 3, 2000

Interest Rate Basis:     LIBOR Telerate.

Spread or Spread Multiplier:  Plus .35%  ( + 35 basis points)

Interest Payment Dates: On the 7th of November, February, May and August of each year, commencing November 7, 2000, and the
Stated Maturity.   If  said  day is not a Business  day,  such
interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately proceeding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date:  On each Interest Payment Date.

Interest Determination Date: On the Second London Business Day prior to each Interest Payment Date.

Index Maturity:  Three months.

Agent: Merrill Lynch & Co. - $37,000,000
Prudential Securities,Inc. - $100,000,000
UBS  Warburg  LLC  -  $7,000,000
Bear,  Stearns  &  Co. -$75,000,000
Morgan Stanley Dean Witter  -  $156,500,000
J.P. Morgan Securities Inc. - $250,000,000
Credit  Suisse First Boston Corp. - $115,000,000
The Williams Capital Group, L.P. - $40,000,000

Agent's Discount or Commission:    .082%